Exhibit 23.1
Stan J.H. Lee, CPA
 2160 North Central Rd.  Suite 203 tFort Lee t NJ 07024
P.O. Box 436402 t San Diegot CA t 92143
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern:
The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of February 22, 2011 on the audited financial statements Thunderclap Entertainment, Inc. as of December 31, 2010 and 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
February 22, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board